Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS

Net Sales Decrease 1 Percent; EPS $0.31

Company Repurchases 26 Million Shares

SAN FRANCISCO — May 19, 2005 — Gap Inc. (NYSE: GPS) today reported that net earnings for the first quarter, which ended April 30, 2005, declined 7 percent versus prior year to $291 million, or $0.31 per share on a diluted basis, compared with $312 million, or $0.33 per share, for the same period last year.

First quarter net sales decreased 1 percent to $3.6 billion, compared with $3.7 billion for the same period last year. Comparable store sales decreased 4 percent, compared with a prior year increase of 7 percent.

“Overall, our first quarter results were disappointing as we were up against record high earnings from last year,” said Gap Inc. President and CEO Paul Pressler. “Our teams understand our challenges and they are taking the necessary steps to improve. We remain focused on operational discipline and executing our growth strategies.”

Store Sales Results By Division

The following table represents the company’s first quarter comparable store sales and net sales by division:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2005	2004	2005	2004
Gap North America	-4%	+4%	$1.2 billion	$1.3 billion
Banana Republic North America	-4%	+21%	$512 million	$503 million
Old Navy North America	-4%	+9%	$1.6 billion	$1.5 billion
International	-6%	-5%	$340 million	$355 million

Headquarter Facilities Needs

In the past the company has recorded sub-lease loss reserves for facilities space on which it is obligated to pay rent but does not occupy. The company recently assessed its future office space needs and in mid-May 2005 management decided that it would occupy one of the properties in San Francisco for which such a reserve had been recorded. As a result, the company will reverse the reserve related to the property it will now occupy and will begin expensing rent. The amount of the reserve reversal is $58 million in pre-tax income, and is a second quarter event. The pre-tax impact to fiscal year 2005 earnings will be approximately $51 million in income, which reflects the amount of the reserve reversal, less additional rent expense and related items including interest.

Additional Results and 2005 Outlook

Earnings

The company is revising its earnings per share guidance for 2005 and 2006. The revisions are based solely on the real estate decision, discussed above. The company now expects to report earnings per share of $1.44 to $1.48 for fiscal year 2005. Previous earnings per share guidance was $1.41 to $1.45. The company expects earnings per share for 2006 to be $1.58 to $1.62. This guidance does not reflect the new accounting requirement to expense stock options beginning in the first quarter of 2006.

Cash and Debt

The company announced that it ended the quarter with $3.7 billion in cash and short-term and long-term investments, of which $1.0 billion were restricted. This represents $3.2 billion more in cash and investments than funded debt. For the first quarter, free cash flow was an inflow of $113 million, compared with an inflow of $130 million last year. The company expects to generate at least $1 billion in free cash flow in fiscal 2005. Please see the reconciliation of free cash flow to the GAAP financial measure in the table at the end of this release.

On April 5, 2005, Moody’s Investors Service upgraded the company’s credit rating to investment grade with a Baa3 rating.

The company has fully completed the conversion of its $1.38 billion convertible bond into about 86 million shares, leaving just $513 million of debt on the balance sheet.

Dividends

The company declared a dividend during the first quarter, doubling the amount from $0.0222 to $0.045 per share. The company also paid a $0.0222 per share dividend declared in the fourth quarter of 2004.

Share Repurchases

During the first quarter, the company purchased 26 million shares at an average price of $21.53 per share. Since October 2004, the company has repurchased about 74 million shares at an average price of $21.14. At the end of the first quarter, the company’s diluted shares outstanding were 932 million.

Margins

Gross margins declined 2.3 points in the first quarter compared to the prior year, which was entirely driven by lower merchandise margins. Operating margin for the first quarter was 12.8 percent. The company reiterated that operating margins are still expected to be about 13 percent for the full year 2005.

Inventory

The company reported that inventory per square foot was up 5 percent at the end of the first quarter as compared to last year, primarily driven by the timing associated with the early receipt of merchandise. The company will continue its focus on inventory productivity, and expects inventory per square foot at the end of the second quarter to be down on a percentage basis in the low single digits, compared with a 7 percent decline in the prior year. Inventory per square foot at the end of the third quarter is also expected to be down in the low single digits, compared with a 1 percent increase last year.

Interest Expense

In part, as a result of the sublease loss reversal, the company now expects full year 2005 gross interest expense to be about $55 million.

Capital Expenditures

First quarter capital expenditures were approximately $112 million compared with $35 million last year, primarily due to a higher number of new stores and remodels during the quarter. The company expects its full-year 2005 capital spending to be about $625 million.

Effective Tax Rate

The company’s tax rate for the first quarter was 37.7 percent, reflecting favorable tax audit resolutions, primarily on state audits. The effective tax rate is expected to be 38 percent to 39 percent for fiscal 2005.

Real Estate

Through April 30, 2005, the company opened 41 store locations and closed 25. Net square footage for the first quarter 2005 increased 1 percent compared with the same period last year. For fiscal 2005, the company still expects to open about 170 store locations, weighted toward Old Navy, and close about 135 store locations, weighted toward Gap North America. Net square footage is still expected to increase 2 percent for fiscal 2005.

The following table represents the number of store location openings and closings, and square footage by brand.

	April 30, 2005
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,396	9	(15)	1,390	13.0
Banana Republic North America	462	2	(2)	462	3.9
Old Navy North America	889	23	(5)	907	17.6
International	247	7	(3)	251	2.4

Total	2,994	41	(25)	3,010	36.9

	May 1, 2004
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,493	1	(15)	1,479	13.6
Banana Republic North America	435	3	—	438	3.7
Old Navy North America	840	6	(3)	843	16.7
International	254	4	(2)	256	2.5

Total	3,022	14	(20)	3,016	36.5

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s first quarter results in a live conference call and real-time webcast at approximately 5:00 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, and Jenny Ming, President of Old Navy, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) executing growth strategies; (ii) earnings per share for 2005 and 2006; (iii) impact and timing of stock option expensing; (iv) free cash flow for 2005; (v) operating margins for 2005; (vi) year over year change in inventory per square foot at the end of the second and third quarters of 2005; (vii) gross interest expense in 2005; (viii) capital expenditures for 2005; (ix) effective tax rate for 2005; (x) store openings and closings in 2005 and weightings by brand; and (xi) real estate square footage for 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of May 19, 2005 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
(415) 427-2161	(415) 427-4585

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millons)	April 30, 2005	May 1, 2004 (As Restated) (b)
ASSETS
Current Assets
Cash and equivalents	$1,354	$2,372
Short-term investments	1,254	909
Restricted cash (a)	1,008	1,361

Cash and equivalents, short term investments and restricted cash	3,616	4,642

Merchandise inventory	1,917	1,816
Other current assets	502	394

Total Current Assets	6,035	6,852

Property and equipment, net	3,315	3,469
Other assets	422	378

Total Assets	$9,772	$10,699

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	$—	$271
Accounts payable	1,175	1,075
Accrued expenses and other current liabilities	913	868
Income taxes payable	168	152

Total Current Liabilities	2,256	2,366

Long-Term Liabilities
Long-term debt	513	937
Senior convertible notes	—	1,380
Lease incentives and other liabilities	980	1,043

Total Long-Term Liabilities	1,493	3,360

Total Shareholders’ Equity	6,023	4,973

Total Liabilities and Shareholders’ Equity	$9,772	$10,699

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.
(b)	For discussion of the restatement, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
(in millions except share and per share amounts)	April 30, 2005	May 1, 2004 (As Restated) (a)
Net sales	$3,626	$3,668

Cost of goods sold and occupancy expenses	2,145	2,088

Gross Profit	1,481	1,580

Operating expenses	1,016	998
Loss on early retirement of debt	—	30
Interest expense	23	52
Interest income	(25)	(12)

Earnings before income taxes	467	512
Income taxes	176	200

Net earnings	$291	$312

(in thousands)
Weighted-average number of shares - basic	888,920	898,082
Weighted-average number of shares - diluted	951,862	996,327

Earnings per share - basic	$0.33	$0.35
Earnings per share - diluted	0.31	0.33

(a) For discussion of the restatement, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.
Number of store locations open at end of period	3,010	3,016

Total square footage at end of period	36,851,154	36,489,080

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Thirteen Weeks Ended April 30, 2005	Thirteen Weeks Ended May 1, 2004 (As Restated) (c)
Cash Flows from Operating Activities:
Net earnings	$291	$312
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	146	155
Other non-cash reconciling adjustments	4	9
Deferred income taxes	(35)	(4)
Changes in operating assets and liabilities:
Merchandise inventory	(106)	(120)
Other assets	(99)	(47)
Accounts payable	(65)	(98)
Accrued expenses and other liabilities	(40)	(7)
Income taxes payable	102	(75)
Lease incentives and other liabilities	27	40

Net cash provided by operating activities	225	165

Cash Flows from Investing Activities:
Purchase of property and equipment	(112)	(35)
Purchase of short term investments	(725)	(529)
Maturities of short term investments	293	693
Purchase of long term investments	(50)	—
Restricted cash (a)	7	(10)
Changes in other assets	(3)	2

Net cash (used for) provided by investing activities	(590)	121

Cash Flows from Financing Activities:
Payments of long-term debt (b)	—	(170)
Issuance of common stock (b)	24	29
Purchase of treasury stock	(488)	—
Cash dividends paid	(62)	(20)

Net cash used for financing activities	(526)	(161)

Effect of exchange rate fluctuations on cash	—	(14)

Net (decrease) increase in cash and equivalents	(891)	111

Cash and equivalents at beginning of year	2,245	2,261

Cash and equivalents at end of year	$1,354	$2,372

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.
(b)	Does not include the non-cash conversion of our senior convertible debt of $1.37 billion to 85,143,950 shares of common stock.
(c)	For discussion of the restatement, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

(In millions)	Thirteen Weeks Ended April 30, 2005
Net cash provided by operating activities	$225
Net cash used for investing activities	(590)
Net cash used for financing activities	(526)
Effect of exchange rate fluctuations on cash	—

Net decrease in cash and equivalents	(891)

Net cash provided by operating activities	$225
Less: Purchase of property and equipment	(112)

Free Cash Flow (a)	$113

(In millions)	Thirteen Weeks Ended May 1, 2004 (As Restated) (b)
Net cash provided by operating activities	$165
Net cash provided by investing activities	121
Net cash used for financing activities	(161)
Effect of exchange rate fluctuations on cash	(14)

Net increase in cash and equivalents	111

Net cash provided by operating activities	$165
Less: Purchase of property and equipment	(35)

Free Cash Flow (a)	$130

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $1 BILLION IN FREE CASH FLOW FOR FISCAL 2005, 2006, AND 2007 TO GAAP FINANCIAL MEASURES

(In millions)	Fifty-Two Weeks Ending January 28, 2006
Minimum net cash provided by operating activities	$1,625
Less: Estimated net purchase of property and equipment	(625)

Free cash flow (a)	$1,000

(In millions)	Fifty-Three Weeks Ended February 3, 2007
Minimum net cash provided by operating activities	$1,725
Less: Estimated net purchase of property and equipment	(725)

Free cash flow (a)	$1,000

(In millions)	Fifty-Two Weeks Ended February 2, 2008
Minimum net cash provided by operating activities	$1,725
Less: Estimated net purchase of property and equipment	(725)

Free cash flow (a)	$1,000

(a)	Free cash flow is a non-GAAP measure. We believe free cash flow is an important metric, as it represents a measure of how profitable a company is on a cash basis after the deduction of capital expenses, as most companies require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.
(b)	For discussion of the restatement, see note B of the Consolidated Financial Statements in the company’s Form 10-K for the year ended January 29, 2005.